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                                  EXHIBIT 11
                                  ----------

                                LHS GROUP INC.
                 COMPUTATION OF NET EARNINGS (LOSS) PER SHARE

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
                                                   Second quarter ended June 30,       Six months ended June 30,
                                                   -----------------------------      ---------------------------
                                                      1997             1996              1997            1996
                                                   ----------       ----------        -----------      ----------
Net earnings (loss) used to calculate primary
and fully diluted earnings (loss) per share        $2,041,000       $ (195,000)       $ 3,192,000      $ (994,000)
                                                   ==========       ==========        ===========      ==========

Number of shares used in calculation
of per share data:

Primary per common share information:

Weighted average number of common shares
outstanding during the period                      22,454,763       20,000,000         21,259,025      20,000,000

Weighted average number of common equivalent
shares (determined by the treasury stock
method) composed of shares issuable upon
exercise of stock options                           2,276,926        1,977,003          2,139,661       1,977,003
                                                   ----------      -----------        -----------     -----------

Weighted average number of shares used in
calculating primary earnings (loss) per share      24,731,689       21,977,003         23,398,686      21,977,003
                                                   ==========       ==========        ===========      ==========

Primary net earnings (loss) per share                   $0.08           ($0.01)             $0.14          ($0.05)
                                                   ==========       ==========        ===========      ==========

Fully diluted per common share information:

Weighted average number of common shares
outstanding during the period                      22,454,763       20,000,000         21,259,025      20,000,000

Weighted average number of common equivalent
shares (determined by the treasury stock
method) composed of shares issuable upon
exercise of stock options                           2,539,828        1,977,003          2,551,643       1,977,003
                                                   ----------       ----------        -----------      ----------

Weighted average number of shares used in
calculating fully diluted earnings
(loss) per share                                   24,994,591       21,977,003         23,810,668      21,977,003
                                                   ==========       ==========        ===========      ==========

Fully diluted net earnings (loss) per share             $0.08           ($0.01)             $0.13          ($0.05)
                                                   ==========       ==========        ===========      ==========
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